EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Carter-Wallace, Inc.

We consent to incorporation by reference in the registration statement (No. 333-00499) on Form S-8 of Carter-Wallace, Inc., of our reports dated May 18, 2001, except as to Note 20, which is as of August 9, 2001, relating to the consolidated balance sheets of Carter-Wallace, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows, for each of the years in the three-year period ended March 31, 2001, and the related financial statement schedule, which reports appear in the March 31, 2001 Annual Report on Form 10-K/A-1 of Carter-Wallace, Inc.

As discussed in Note 20 to the aforementioned consolidated financial statements, the Company's consolidated financial statements have been restated to present the Company's consumer business as a component of continuing operations.

KPMG

New York, New York
August 9, 2001